Exhibit 99.1

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Announces Closing of Public Offering of Common Units

and Full Exercise of Underwriters’ Option

WHIPPANY, N.J., May 20, 2013 /PRNewswire/ — Suburban Propane Partners, L.P. (NYSE: SPH) (“Suburban”), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, announced today that its underwritten public offering of 2,700,000 common units representing limited partner interests in Suburban closed on May 17, 2013 (the “Initial Closing Date”). The offering was priced at $48.16 per common unit (the “Offering Price”). Wells Fargo Securities, BofA Merrill Lynch, Citigroup, J.P. Morgan, Raymond James, Credit Suisse, Deutsche Bank Securities and Goldman, Sachs & Co. acted as joint book-running managers of the offering.

On the Initial Closing Date, Suburban received approximately $124.6 million of net proceeds from the offering (after deducting underwriting discounts and commissions and other estimated offering expenses). On May 17, 2013, the underwriters gave notice of the exercise, in full, of their option to purchase from Suburban an additional 405,000 common units representing limited partner interests in Suburban at the Offering Price. Suburban will receive approximately $18.8 million of net proceeds from the underwriters’ exercise of their option to purchase additional common units (after deducting underwriting discounts and commissions and other estimated offering expenses) upon the delivery of the additional common units, which is expected to occur on May 22, 2013, subject to customary closing conditions.

Suburban intends to use the net proceeds from this offering, including net proceeds from the exercise by the underwriters of their option to purchase additional common units, to repay outstanding senior unsecured indebtedness with an aggregate principal amount of up to $135 million, and any remainder for working capital and general partnership purposes. Contingent upon and subsequent to closing of this offering, we expect to effect an optional redemption of a portion of our 7.375% Senior Notes due 2021 (the “2021 Senior Notes”) with an aggregate principal amount of up to $135 million in accordance with, and subject to, the applicable provisions of the indenture governing such senior notes. Such indenture provides for payment of a premium of 7.375% of such principal amount.

An electronic copy of the prospectus supplement and the accompanying base prospectus may be obtained at no charge on the website for the Securities and Exchange Commission (the “SEC”) at http://www.sec.gov/Archives/edgar/data/1005210/000119312513219755/d537281d424b5.htm.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange, and is headquartered in Whippany, New Jersey. Suburban serves the energy needs of its residential, commercial, industrial and agricultural customers in 41 states.

Forward-Looking Statements

This press release includes forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Suburban expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding closing of the offering and the use of proceeds of the offering. These statements reflect Suburban’s expectations or forecasts based on assumptions made by Suburban. These statements are subject to risks including those relating to market conditions, financial performance and results, prices and demand for natural gas and oil and other important factors that could cause actual results to differ materially from our forward-looking statements. These risks are further described in Suburban’s reports filed with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made and Suburban undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

SOURCE:

Suburban Propane Partners, L.P., Michael Stivala, Chief Financial Officer, (973) 503-9252

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